UNITED STATES
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On April 14, 2009, Ed O’Keefe, General Counsel of the registrant, Alice Herald, Corporate Secretary and Deputy General Counsel of the registrant and Kevin Stitt, Director of Investor Relations of the registrant, participated in a conference call moderated by Glass, Lewis & Co.. Portions of the conference call may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. Accordingly, a transcript of that call is included below:

Host:

Good day ladies and gentlemen and welcome to the Glass, Lewis Proxy Talk conference call. All lines have been placed on a listen only mode for this call. Institutional investors that would like to ask questions of the participants may do so by emailing them to proxytalk@glasslewis.com. Before we get started, I’d like to remind everyone that our conference call series and this call in particular should not be considered a solicitation of proxies by Glass, Lewis & Co.. Glass, Lewis has not sought permission to do so from Securities and Exchange Commission, nor will it. This call is for information purposes only and should not be construed as providing investment advice.

In addition, Glass, Lewis makes no representation regarding the accuracy, completeness of the liability of any statement, information, opinion or view presented by its guest speaker. As a reminder, this conference call is being recorded.

At this time it is my pleasure to turn the call over to our host, Robert McCormick, Chief Policy Officer of Glass, Lewis & Co.

Sir, the floor is yours.

Robert McCormick:

Thank you very much.

Hello, everyone, and welcome to Proxy Talk. We’re going to be discussing Bank of America’s annual meeting…and a group, Change to Win Investment Group’s vote no campaign against certain directors at Bank of America. Joining me from Bank of America on the call are three representatives: Ed O’Keefe, who is General Counsel, Kevin Stitt, who is Director of Investor Relations and Alice Herald, who is Corporate Secretary and Deputy General Counsel.

Just briefly some background… Change to Win is seeking to convince shareholders to vote against three Bank of America Directors – including Chairman/CEO Ken Lewis as well as Lead Director, O. Temple Sloan, Jr., and Thomas Ryan for what it feels has been the Company’s ill advised acquisition of Merrill Lynch transforming, in its interpretation, an otherwise healthy bank into one requiring a huge government bailout. To facilitate its purchase of Merrill Lynch, which was approved by shareholders in December of last year, December 5th, Bank of America has received $45 billion from the U.S. government and has received protection against losses on $118 billion in troubled assets. Change to Win’s point of view is that, it believes removing these directors is a necessary step to restoring investor and regulatory confidence in Bank of America and its board. So on the call we’re going to be discussing with the representatives from Bank of America why it believes it’s current leadership, including Chairman/CEO Ken Lewis, should be re-elected.

The Bank of America annual meeting is scheduled for April 29th – coming up at the end of this month – and just in terms of full disclosure, Columbia Management, which is the investment management division of Bank of America, is a client of Glass, Lewis.

If you have questions today regarding the call, please e-mail them to us at proxytalk@glasslewis.com…and we will address them during the Q&A session later in the call. But at this point, I want to turn it over to our representatives from Bank of America and allow them to provide some feedback for us in terms of their response to the “vote no campaign” and their point of view on why they think the current board and executives are in the best position to lead the Company forward.

Please go ahead.

Ed O’Keefe

Thank you very much, Bob, we appreciate the opportunity to address our shareholders. I am Ed O’Keefe, Bank of America’s General Counsel, and I have with me my colleagues Alice Herald, our Corporate Secretary, and Kevin Stitt, our Director of Investor Relations. As I said, we appreciate that Glass, Lewis put together this opportunity to speak.

Many of you may have heard from CtW last week, but we’re not here to principally address CtW’s various assertions. We’re here to talk about our upcoming stockholder meeting and the facts you should consider in deciding how to vote at that meeting, as well as to answer any questions you may have.

Let me note at the outset that Bank of America made $4B in 2008; in the most challenging economic environment in two generations, we made money. This management team and the board are responsible for that. Furthermore, through a host of acquisitions, including Fleet and the old Bank of America, this team has proven itself to be unquestionably the best in the business at the hard work of integrating acquired companies. So, the question really is, are you willing to forego the team that made money in the toughest possible environment, and is best qualified to integrate Countrywide and Merrill Lynch to produce long-term value, because you may disagree with the way we purchased Merrill Lynch, or may believe we should have paid less. We think that would be a very unwise decision. And, even if you do choose to judge this management team solely by the Merrill Lynch acquisition, it would seem sensible to wait to see how that acquisition goes.

A mere six days from now, we will report the first quarter of earnings for the combined companies. We expect to announce those earnings next Monday, April 20th, at 9:30 a.m. EST. We invite you to view that release and listen to a live webcast with senior management discussing those earning via the Bank of America Investor Relations website. Since our annual stockholder meeting is, as Bob noted, April 29th, we encourage you to wait until that earnings announcement to vote on the proxy. It will be the first opportunity to see the results of the combined Bank of America, Merrill Lynch and Countrywide franchises operating together.

Before I continue, let me also note the restrictions on what I can say today. As I’ve said, we have not announced our first quarter earnings, so we’ll not be addressing them today. Also, the Merrill transaction is the subject of current investigation and litigation which limits our ability to comment on many of the details of the transaction.

Let me turn now to Ken Lewis and the directors. As I noted at the outset of this call, the decision before you as Bank of America stockholders is whether your current board and management are the right team to take the Bank forward through the current economic and regulatory challenges. Right now, our primary focus is the integration of Merrill Lynch and Countrywide and the management of the Bank though the current economic and regulatory challenges.

We think you should support this board and therefore its management because it is by far the best team to deliver the combined Merrill Lynch, Countrywide and Bank of America franchise. This is no easy task. It is a task of incredible complexity, strategy and balancing, but – if done correctly – has incredible upside for our stockholders. Your current board and management team are the best in the world when it comes to undertaking such tasks. We have proven time and again that we are the premier integrator and top operator of a large, highly regulated and diversified financial institution. And I’d point out that we have been here before. It was only 2003 when we announced the FleetBoston transaction to great criticism, and that transaction ultimately proved to be more successful than we had ever hoped. We can do that again, and your current board and management team are the ones to do it.

Each of our directors brings significant and diverse knowledge and experience to the company. All of our board members have executive experience, many with large, complex organizations, and all of them are incredibly engaged here at Bank of America. In addition to regular board duties, beginning in 2008, our directors began participating in weekly informational meetings regarding the Company’s financial condition, lines of business, and developing market conditions. These discussions are led by Ken, and include senior management participation.

Speaking of Ken, let me touch a little bit about him. The board firmly believes that Ken is best person to run Bank of America and serve as chairman and CEO. Ken has a 40 year history with the institution and has proven himself time and time again, including in acquisitions that were criticized at first, such as FleetBoston. Ken’s own personal wealth is closely tied to Bank of America. He owns 3.27 million shares – 400,000 of which he purchased during 2009. As you can see, Ken’s interests are directly aligned with you. Management – like the board – knows that we need Ken’s critical leadership to succeed through the current economic, regulatory and political environment. Both the board and management, as I noted, fully support him. Finally, Ken is fully committed to leading Bank through current challenges. As he has said publicly, his laser focus is on restoring the Bank to full operating capacity and ensuring the success of Merrill Lynch.

Let me just briefly touch on the proposals in front of you. In addition to the vote on our directors, there are a number of other proposals – by Bank of America and by stockholders – that will come before our meeting. Each of these proposals is addressed in detail in our proxy, and we won’t talk about all of them. However, the proposals include, among others, a proposal to split the CEO and board chairman positions, Bank of America’s own management “say-on-pay” proposal and various stockholder proposals relating to executive comp. We strongly believe that you should join our board in rejecting the chair/CEO split, voting for our “say-on-pay” proposal, and voting against the other shareholder proposals.

Now let me touch briefly on the chairman/CEO split. We have best in class corporate governance at Bank of America, exemplified by our strong lead director position, a position currently held by Temple Sloan. Our lead director position, which can only be held by an independent director, has responsibilities that closely resemble those of a non-executive board chair. For example, our lead director chairs all meetings of the independent directors, he acts as liaison between independent directors and the board chair/CEO, he approves all board meeting agendas, and is charged with ensuring that the board receives appropriate information.

Our other corporate governance highlights also work to ensure that management is answerable to the board and the board is answerable to you, our shareholders, and eliminate the need to split the board chair and CEO positions. For example: we have annual elections; we have instituted majority voting; we have a substantial majority of independent directors; the Audit, Comp & Benefits and Corporate Governance Committees are each composed solely of independent directors, and Asset Quality is composed of a majority of independent directors; our Executive Committee is composed of a majority of independent directors and is chaired by Temple and non-management and independent directors meet regularly in executive sessions chaired by Temple, with full access to our executives.

Our independent lead director position, particularly when combined with those strong corporate governance practices, ensures that a strong, independent director guides the board, and that our independent board guides and oversees the management of the company, yet at the same time it avoids the chairman/CEO split pitfalls faced by many companies who have split those roles. Every board is different, and a CEO/chairman split may work at some companies, but we believe that decision should be tailored to the needs, structure and interaction of each public company board of directors. You only need note that certain other companies, RBS or UBS, where they have split the CEO/chair and the results there.

Let me talk briefly about executive compensation. This is important to us at Bank of America. At Bank of America we have – and have long had – a very transparent and conservative approach to executive compensation.

We have a pay-for-performance model that works For 2008, although we generated net income of more than $4B, the board and senior management significantly reduced the incentive compensation paid in comparison to 2007. At the request of the CEO and senior management, no incentive compensation was paid to any Senior Executive Officer. The next level of management had their annual year-end incentive award cut by an average of 80%, exclusive of contractual guarantees. Additional cuts were made on a progressive basis – meaning the higher ranking managers with larger incentive targets took progressively larger pay reductions in relation to our junior associates.

Let me touch briefly on the essential elements of our compensation program. First, our compensation, governance structure and program supports and is consistent with our risk management goals. We have compensation oversight at multiple levels, including the board’s independent Compensation and Benefits Committee and at the full board level. One of the Compensation Committee’s key tasks is to work with our senior risk officers to ensure that our compensation arrangements do not encourage management to take unnecessary and excessive risk taking that could threaten the value of the Bank. Second, our compensation structure is focused on rewarding performance – and not rewarding failure. Our compensation program utilizes a balanced mix of fixed versus variable compensation and cash versus equity, and we have been a leader in the financial services industry on compensation best practices, including no executive employment or severance agreements, stock ownership requirements for executives and directors, and clawback, i.e. recoupment policies. Finally, our Risk officers report and are paid by the risk function, not by the line-of-businesses.

It is important to note that in voting for the members of the Bank of America Compensation and Benefits Committee you are doing just that - voting on the qualifications and actions of the Bank of America Compensation and Benefits Committee, not the Merrill Lynch Compensation Committee. Bank of America and Merrill Lynch had different compensation models and cultures. As with all Bank of America acquisitions, it is the Bank of America pay-for-performance model and philosophy that will prevail upon the combined organization.

In light of our compensation practices, we believe that you should support Bank of America’s advisory vote approving 2008 executive compensation, i.e. our “say-on-pay” proposal. Voting for the proposal shows that you support a pay-for-performance approach to executive compensation and that you believe the compensation of our top named executive officers in the proxy compensation table was appropriate this year.

Similarly, we believe that you should vote against the Proposal 11, which seeks to impose a lengthy and wide-ranging set of rigid compensation proposals. The proposal is a laundry list of restrictive compensation practices that was sent to almost every major financial services firm that participated in the TARP, and is not tailored to Bank of America, its existing program or its needs.

Finally, I would note that in view of these facts, and given our existing compensation programs and the existing compensation restrictions applicable under the TARP, the board has recommended that stockholders vote against the proposal.

In conclusion, I think that’s it for our formal part of the presentation. Like we said at the start, we haven’t attempted to address every stockholder proposal that will come before you at our annual meeting. Hopefully, though, we’ve at least given you the flavor of why you should support management’s positions this year, and we’d love to address any questions you may have at this time.

Bob, I turn it over to you.

Robert McCormick:

Great, thanks very much, Ed. That’s a very helpful background.

Now to pick up on some of the themes, in particular you talked about some of the successful mergers and integrations you’ve had - and that was certainly noted in Change to Win’s analysis and they point out that you have out-performed your peers until the merger was announced and since that time, you’ve underperformed your peers and one of the concerns raised was as was practiced in the past, was there sufficient time for complete due diligence and to evaluate the potential transaction as was practiced in the Fleet merger and the Bank of America purchase -basically, was there sufficient time given the very accelerated process to evaluate the potential financial aspect of the Merrill Lynch business before consummating that transaction.

Ed O’Keefe:

Well, thank you for that question. That’s a great question. Contrary to the popular timeline reported in the media, the Bank spent considerable time reviewing and considering the potential acquisition. Although the process from agreeing on the deal to signing the deal was compressed due to the extraordinary conditions that existed last fall, the reality is that the work had been ongoing for a long time. More specifically, we had been looking at Merrill as a strategic fit for many years. Regarding the value of Merrill’s positions, we had just completed our due diligence on Lehman…and that knowledge combined with our understanding of our own books, the broader businesses and the asset classes generally, as well as public information regarding Merrill, helped us come very quickly up to speed in assessing Merrill’s position. We also had expect assistance from J.C. Flowers, a premier investment firm focusing on the financial services sector. We took the opportunity presented by the crisis last fall to realize the long-recognized potential of Bank of America and Merrill Lynch. We stand behind the logic of the combination.

Robert McCormick:

Was there a feeling that you needed to complete this transaction more hurriedly than the other transactions you had in the past – either from the government or given the state of the economy?

Ed O’Keefe:

Sorry, restate that one.

Robert McCormick:

Was there a sense that you needed to negotiate and complete this transaction more quickly than you had completed the transactions historically – either pressure from the government or because of the credit crisis affecting the economy?

Ed O’Keefe:

We felt that we negotiated the transaction at the appropriate speed and with the appropriate processes given the environment we were in at the time.

Robert McCormick:

Okay. Now its been reported that John Thain, the CEO of Merrill Lynch, approached Mr. Lewis about taking a 9.9% equity stake in Merrill. Certainly, September was an extremely volatile month… was there any consideration just taking a minority stake and allowing that opportunity to…see how the opportunity was succeeding or not and potentially go further later on?

Ed O’Keefe:

The issue with taking minority stakes is that it doesn’t realize the full power of pulling together the Merrill Lynch platform with the Bank of America platform.

Robert McCormick:

Okay. I guess that was one of the other essential challenges of the integration perhaps is the other acquisitions that you have gone through have been similar businesses – more retail type banks – and Merrill Lynch is obviously a very different category…and wouldn’t that necessitate even a longer due diligence evaluation period?

Ed O’Keefe:

Again, good question. If you look at the way we’ve structured the Merrill Lynch integration, our broker force, referred to popularly as the “thundering herd”, is led by a legacy Merrill Lynch executive, Dan Sontag, and our sales and trading and investment banking platform is led by Tom Montag who has very long experience with the business of that. In terms of integration, I think we put the best two executives…and then you add to that, we think the finest integrator of businesses, Brian Moynihan…when you put those three together, we are highly confident we’ll be able to integrate very quickly and realize the power of this franchise.

Robert McCormick:

Okay. Now in January, the government provided additional funds to you, including a back stop of $118B on troubled assets you acquired from Merrill. Was there discussion prior to that of some sort of implicit backstop from the government as they provided to JP Morgan explicitly when they purchased Bear Stearns?

Ed O’Keefe:

As I indicated earlier, due to the investigations and litigation, we are limited in our ability to discuss the conversations that went on between the government and Bank of America. Suffice it to say that we feel we did this appropriately and it’s a transaction that we think gives us significant strategic fit. But as to the specifics of those conversations, I am not at liberty at this time to discuss them.

Robert McCormick:

Okay. Now around that time, there was a report in the Wall Street Journal that Mr. Lewis felt warranted in going through with the merger given the government’s financial aid, as we just talked about, and also taking into account “serious systemic harm” to the U.S. economy if the merger collapsed. Now it does raise the question: should this systemic harm be relevant to the shareholder’s of Bank of America or shouldn’t the paramount decision making be what’s good for the Bank of America shareholders?

Ed O’Keefe:

I can assure you, again, this is a matter that’s in litigation so we can’t comment on it – however, I can assure you that the board of directors and management considered the interest of the shareholders. We all have to understand that Bank of America banks 56 million households and in many ways reflects the Bank of American economy…but our board and our management certainly was focused on shareholder interest as we did this transaction and continue to be today.

Robert McCormick:

Okay. I’d like to turn to some of the revelations regarding the Merrill Lynch losses. Total loss of $27.5B for 2008 and a revelation that the 4th quarter loss alone was going to be $13.3B and as it went, we discussed the timing of when that was announced and what you knew about it and why wasn’t more disclosed to shareholders about these losses, specifically the 4th quarter loss?

Ed O’Keefe:

Again, this is a matter that’s in litigation and so therefore we are limited in the ability to comment on it…bottom line is that we are highly confident that we handled the matter appropriately and disclosed matters appropriately at the time as we should have considering our obligations to both our shareholders and under the law.

Robert McCormick:

If you can comment, did you consider and what were the issues you did consider in perhaps invoking the material adverse condition clause in the merger agreement once the size of the losses and perhaps the news about the losses became public? Or known to you?

Ed O’Keefe:

Again, all of this is the subject of ongoing litigation. As I said, though, our board was fully engaged through the process. Our management team, of course, was engaged, and we strongly feel that we handled the matter appropriately and made the right decision for our shareholders in bringing together the Merrill Lynch platform with the Bank of America platform.

Robert McCormick:

Okay. There was a report that Mr. Lewis was considering backing out of the deal – this was reported in the Wall Street Journal on February 5th – in a meeting in Washington around December 17th. Is that an accurate characterization of Mr. Lewis’s intentions and discussions?

Ed O’Keefe:

Again, the matter is in litigation and I can tell you, however, that in our view, the matter was handled appropriately. I’m not at liberty to discuss the conversations with the government but on the other hand, our view is that as you put these two companies together, its going to realize tremendous power for not only our shareholders but also for our customers. But again, I’m not at liberty to directly address…and these were also media reports, these matters we are highly confident will come out through the court process and otherwise they were all handled appropriately and the right decisions were made for our shareholders.

Robert McCormick:

Okay. Now there’s obviously been a lot of attention focused on the bonuses paid to Merrill Lynch employees prior to the end of the year, accelerated from the normal timing. And there has been some reports that Merrill Lynch and Bank of America had a side agreement as of the middle of September to design a pool of $5.8B for these bonuses and according to this agreement that was uncovered as part of an investigation by New York Attorney General Cuomo, the agreement notes that the bonuses at Merrill will be determined by the company in consultation with the parent, i.e. Bank of America. It raises the question: how much did Bank of America know about these bonuses, what role did they play in either the initial amount or reducing the amount and did they try to reduce them further at any point?

Ed O’Keefe:

Bob, great question, and I’m happy to respond to that. Again, we’re limited in discussing these topics due to ongoing litigation, but we’re confident the Bank acted appropriately. There are a few important facts to keep in mind on this topic. Merrill Lynch was an independent public company prior to the merger. Under the terms of the merger agreement, and as is common in transactions of this type, Merrill had a contractual right to pay bonuses to its associates up to a specified cap. So as long as the amount of the bonuses stayed under that cap, Bank of America had no contractual or other legal right to dictate the amount of the bonuses to Merrill Lynch. Our contractual rights were limited to the rights of consultation with respect to the allocation of the bonus pool among employees, and the cash stock mix of the long-term incentive portion of any bonus paid. Consultation is not the same thing as approval. Ultimately, Merrill reduced payments by approximately $2B under that cap, or nearly 35%. Those bonus payments were spread over some 40,000 associates, many of whom we are eager to retain. I would note, though, that Merrill senior officers did not receive any discretionary bonuses for 2008. I would like to be able to talk more on the subject, but as I said before, we are limited. I can comment though on some of the statements that there was a secret agreement relating to bonuses, or otherwise. As previously noted, Merrill Lynch has a contractual right under the merger to pay bonuses to associates up to a specified cap. As is standard in these transactions, the amount of the bonus cap was contained in the disclosure schedule and was not filed with the SEC in accordance with the SEC rules that permits companies to limit competitively sensitive information from the public domain. Merrill Lynch, however, was accruing bonuses throughout the year for the bonuses that were made. Hopefully, that gives you some background. Just a further comment I would like to make on these is, bonus pools are a highly competitive issue and I would ask any of you on the phone to try to find anyone’s bonus pool. Again, there’s no secret agreement on the bonuses. There was a standard agreement. There was a cap. As long as they paid under the cap, and they did, then Merrill Lynch could pay the bonuses they made.

Robert McCormick:

Now the reduction in $2B, was that something that Bank of America helped…instigate that reduction? Is that something you can comment on?

Ed O’Keefe:

That was a decision that was finally made by the Merrill Lynch Compensation Committee. Certainly, Bank of America folks may have commented on the bonuses, but the ultimate final decision was made by their Compensation Committee and their board in the mid to late fall.

Robert McCormick:

Thank you. Now you’ve mentioned, obviously, that the compensation decisions were still being made by Merrill Lynch as it was a separate company. Was there an attempt to use, for want of a better term, moral suasion on the part of Bank of America once the size of the bonuses were learned, particularly as a result of the revelation about the huge fourth quarter loss of Merrill Lynch?

Ed O’Keefe:

Again, the decisions on those bonuses were made by their board and their management. Understanding their company, we are quite sensitive to the fact that they’re another independent, public company and until they are connected, it’s up to their board and their management to make their payment decisions, which they did.

Robert McCormick:

Does that also go to the timing of these payments? That is, the decision to accelerate these payments?

Ed O’Keefe:

All of those decisions were in fact made by their board and their Compensation Committee.

Robert McCormick:

The fact that these payments were going to be accelerated, was that communicated to Bank of America, or did Bank of America play any role in deciding that?

Ed O’Keefe:

The matter is generally in litigation, so as I said, I can’t get into lots of details. But I can tell you that this was a decision made by the Merrill Lynch Compensation Committee and the Merrill Lynch board, and they took their decision, and paid out those bonuses under the timing that they decided to pay them.

Robert McCormick:

Okay, thank you. Now, I’d like to turn to some of the directors that were brought onto the Bank of America board. Obviously, there were a large number of current Merrill Lynch directors that the Bank of America board could have taken on and I’d like to focus on a couple of them that you did bring on. Virgis Colbert and Mr. Prueher and Mr. Rossotti, and in particular, Mr. Colbert, as a member of the Merrill Lynch Compensation Committee from 2007 and 2008. So he was obviously part of that board, part of that Committee in particular who was responsible for granting these bonuses in a time when Merrill Lynch lost billions of dollars, and the decision to accelerate the payment of these. It just makes me wonder, is he really the best person on that Merrill Lynch board to bring on to the Bank of America board, particularly when he’s going to be serving on the Asset Quality Board Committee which reviews, as I understand, the risk of the asset quality at Bank of America?

Ed O’Keefe:

I will turn over that question to Alice Herald, our Corporate Secretary, Bob.

Alice Herald:

Thank you. Yes, Virgis Colbert is one of the three former Merrill Lynch directors who was brought on per the agreement in the Merrill Lynch acquisition agreement. Virgis brings to Bank of America a very broad international experience. He’s highly regarded for his effective work on boards and his work at Miller before he retired from their board. He’s not a member of our Compensation Committee, as you noted, but he is a member of the Asset Quality Committee where he will indeed make a strong contribution.

Robert McCormick:

Okay, I guess I’m a little curious as to, of all the directors you could have chosen, why one who served on the Comp Committee that caused, at a minimum, controversy involving the grant of bonuses at Merrill Lynch?

Alice Herald:

The Corporate Governance Committee at Bank of America reviewed the potential directors who were serving with Merrill Lynch and after long and deliberate consideration looking at the backgrounds and experience of these particular individuals deemed that they would be the most suitable to have join the Bank of America board.

Robert McCormick:

Okay. Now the other two directors, Joseph Prueher and Charles Rossotti, both served on Merrill Lynch’s Audit Committee, which is charged, among other things, with examining the company’s polices and processes for managing operational, legal and reputational risk and Mr. Rossotti also chaired the Finance Committee, which at Merrill Lynch was responsible for managing exposure to market and credit risk. Again I’m curious as to why these directors, given the huge losses at Merrill Lynch caused by the exposure to the credit crisis, why these are the best men to join the board and, particularly, as members of Bank of America’s Audit Committee?

Alice Herald:

Both of these gentlemen were brought onto the board, again, after due diligence by the Corporate Governance Committee and a review of the broad backgrounds and experiences that they brought with them to assist us on the board of Bank of America Corporation.

Ed O’Keefe:

I can further comment, it’s Ed O’Keefe. Admiral Prueher served as ambassador to China for a number of years. He also ran the Pacific Fleet for the United States Navy. He is an individual of immense intellectual capacity and obviously a huge leader both on the international front and in running large organizations. He joins Tommy Franks on our board who obviously led Desert Storm for the United States and so, again, these individuals bring the kind of executive leadership that is perfect in an organization of this size. Remember, we have over 300,000 associates now across the globe. These are the kind of folks that both are leaders and can determine leaders and I’ve spent personal time with the Admiral himself. He is a very, very impressive human being.

Robert McCormick:

Okay.

Ed O’Keefe:

Mr. Rossotti ran the IRS, another gigantic organization with very broad requirements and, again, just understands leaders and leadership. And I think both of these folks will bring significant benefit to the Bank of America.

Robert McCormick:

Okay. Now, I suppose it’s no surprise to you that there’s an article in today’s Financial Times about a purported SEC investigation into some of the disclosure surrounding the merger transaction. Has the company responded at all to that?

Ed O’Keefe:

What you’re referring to is coverage of a letter that was written by Commissioner Shapiro to Representative Kucinich. What I suggest folks on the phone do, is if you go to any of the media coverage, actually in most of today’s world, if you click on the link it will take you to down into that letter, and I recommend folks read that letter rather than I commenting on it. You can see that as a response by her to a request from Representative Kucinich, and I think the letter speaks for itself and I recommend folks click on the links and read the letter. It’s only a couple of pages long and I think that from that you can draw your own conclusions rather than me commenting on it.

Robert McCormick:

Okay, but Bank of America hasn’t specifically responded to that?

Ed O’Keefe:

We are responding to, and have responded to Representative Kucinich’s inquiries, and we continue to do that. That letter is a correspondence between the SEC and Representative Kucinich.

Robert McCormick:

Okay, just a reminder for those folks on the call, if you have any questions please email them to us at proxytalk@glasslewis.com. Now, kind of a larger question, I guess—overall response to the credit crisis. We’ve seen other financial institutions revamp some of their credit risk oversight, adopting new procedures, adopting new executive structures, appointing new executives, appointing new directors. I’m wondering if you can comment on any changes that Bank of America may have made or is considering making in their risk management oversight processes.

Ed O’Keefe:

Let me talk a little bit about the fall, because I think it was a critical testing time for a lot of major American organizations. It’s important as we state off that we are profitable for 2008. We made over $4B in this crisis year. We took a number of proactive steps to position the company through this current crisis. We cut the dividend before we were ever required to, we raised $10B through a common stock offering, we continue to rigorously manage expenses and we’ve well-positioned ourselves with a very broad base of businesses. So I think that’s the first thing you need to think about through this crisis and it really has helped us and will continue to help us as we go forward. We also are very focused on active alignment of risk and reward. We are constantly refining our processes and have built several lines of defense. Like the whole industry, we’ve learned a lot over the last 12 to18 months. For example, it is now more clear than ever that the industry should not rely too heavily on mathematical risk models in assessing risks. Financial institutions should balance risk modeling with what is known about customers, clients, portfolios, common sense economic fundamentals and business cycles. We also know that the industry needs to return to fundamentals, producing simpler and more transparent products, recalibrating assessments of risk factors to account for new economic realities and using new tools to manage risks more efficiently. So bottom line is we took proactive steps through the fall that positioned us to become successful and then we’ve also, like the rest of the industry, we continue to realign and align risk and reward.

Robert McCormick:

Other than Change to Win, there’s another group out there led by Mr. Jerry Finger who is also interested in soliciting shareholder support to vote against certain directors. I’m wondering if you want to comment on his points, but more generally, have you had discussions with either the people at Change to Win or Mr. Finger about their concerns and tried to address them?

Ed O’Keefe:

Yes, we have met with (as reported in the media) both Mr. Finger and the Change to Win Coalition. A couple things I want to note on Mr. Finger’s campaign: all of our directors are accountable to shareholders, but we do not agree the targeted directors should come off the board. Each of the targeted directors is a dedicated board member who brings significant leadership experience and a broad and deep knowledge base to bear on their reference to Bank of America. Each of them has put an incredible effort over the past several years, in the past year in particular. As I noted earlier, these directors generally meet on a weekly basis. To pick them as the sacrificial lambs for this upcoming election is to cut off our collective corporate nose to spite our face. We need all of these folks on a no-vote on such key board members in such critical times would be a very serious mistake.

I’m happy to speak specifically to any of the board members that are addressed. I’ll just tell you, though, that Temple Sloan, who’s our lead director, has served our board since 1966 and he is very active and engaged and regularly communicates with Ken on a variety of issues. And, as I described earlier, Temple’s responsibilities, which he takes very seriously and is very engaged.

Tom Ryan is chair of our Corporate Governance Committee and a member of the Comp and Benefits Committee. Tom is regularly engaged in reviewing succession planning for the CEO and other executive officers, and obviously that’s an important element for our board.

And then finally Jackie Ward. Jackie has served on our board since ’94 and has not missed a board or Asset Quality Committee meeting since ’95. Jackie is very engaged in setting agendas for the Asset Quality Committee, and has worked with management to ensure a comprehensive approach to risk management with a focus on the uncertainty of the current environment and lessons learned. She regularly meets directly with our senior managers in the risk base.

Bottom line is also to keep in mind is Jerry Finger is a litigant against the bank and that’s an element that one has to keep in mind when you consider the Finger Campaign.

Robert McCormick:

I guess, speaking of Jackie Ward and her role as head of the Asset Quality Committee, what role did that Committee play in evaluating the asset quality of the assets you were getting through the Merrill Lynch transaction?

Alice Herald:

The Asset Quality Committee has a broad range of responsibilities and duties around which they review both asset quality trends and performance. They monitor management’s adherence to prudent and sound credit policies and practices, reviewing credit concentration, credit risk inherent to a selected product or business, country risk, and loan loss reserve.

The Committee also reviews the adequacy of the allowance for loan and lease losses and related written policies and procedures. They review market risk reports and they approve credit risk policies and management disciplines, both as required by the 2002 Accord and any other regulatory requirements applicable to the corporation.

The Committee also does meet regularly with the heads of the lines of business and with the risk representatives of the heads of the lines of business as well. And the Asset Quality Committee also regularly reports out to the full board at all the board meetings and has a very comprehensive report.

Ed O’Keefe:

And, speaking specifically of Merrill Lynch, you have to keep in mind, again as I said, the entire matter is in litigation and so we’re limited in our ability to comment on it. However, we can assure you the board was fully engaged throughout this period in meeting all its obligations as it understood, and analyzed and ultimately approved this transaction.

Alice Herald:

I would also add that the Asset Quality Committee and the board, together with management, engaged twice – once late in 2008 and once not too many weeks ago – in an optional, but highly attended half-day session, at which some of the very issues you might be concerned about were indeed discussed with several layers down of risk executives and line of business officers. So the board has brought this to their full attention and has committed a great deal of resources to these issues.

Robert McCormick:

Okay, actually I’d like to pick up on…Ed – you made some great background on the compensation practices of the company. Part of the concerns raised at some financial firms is that the compensation was designed in such a way to incentivize risk-taking without a full appreciation of how far that risk could actually threaten the viability of the firm. In our morning, what cooperation is provided in between the Compensation Committee and those members of the board responsible for risk management of the company?

Ed O’Keefe:

Our Comp and Benefits Committee is a very engaged Committee. Our comp programs directly link executive compensation with performance, and align interests of the executive officers with those of the stockholders. We have no employment, severance or change in control agreements with any of our executive officers. We have a policy prohibiting future employment or severance agreements with executive officers that provide benefits exceeding two times the base salary and bonus unless approved by our shareholders. We encourage long-term stock ownership for our executive officers, with award features such as no vesting and restricted stock, and stock option awards until the third anniversary of the grant, and an additional three-year hold requirement on net proceeds after stock option exercises.

We have stringent stock ownership requirements under which our chief executive officer must hold at least 500,000 shares (and, as I said, he owns more than three million right now), and our executive officers must hold at least 150 shares for the length of their tenure with the corporation. Also, our executive officers do not earn any additional retirement income under any supplemental executive retirement plan. So the bottom line is, we directly align our senior officers to long-term shareholder value. As Ken has stated, we think it is important that we align (and he is fully aligned, as I noted earlier, when you hold as much stock as he does you’re aligned as you can be). And we require long-term shareholder…they have to hold the shares over long periods of time. That’s the kind of thing that incents you to think about long-term, rather than short-term, performance.

Robert McCormick:

The one thing I didn’t hear specifically is sort of a risk evaluation, and I certainly appreciate the level of stock ownership can certainly encourage long-term thinking, but just by way of comparison, the two banks on Wall Street that had the highest level of internal employee ownership were Bear Stearns and Lehman Brothers, so obviously that’s not an automatic protection. I’m curious as to the amount of risk evaluation that goes into the design of the compensation practices.

Ed O’Keefe:

I think that the way we handle it is a couple of ways. One is that our risk officers are in dialogue with our Compensation Committee members, and also that as you align your associates with stock ownership, it does incent folks to think about the long-term. I understand your point about Bear Stearns and Lehman, but we think the best way to align your executives of the company is to essentially pay them in restricted stock (and that’s how we pay our executives) and make them hold it. I do think that nothing in the world is perfect, but we think this is one of the better models – long-term shareholder ownership over time. We think it is currently the best way in which to focus folks, and at the same time also looking at risk issues, which in fact our DCBC does.

Robert McCormick:

Now, given the obviously challenging times that the bank has come through (although, as you note, it did have a $4B profit, I believe you said, in 2008), but given that by Merrill Lynch it’s moved it into quite a different business, have there been discussions about trying to get additional expertise on the board that would facilitate the oversight of such an organization, or just new directors overall who have maybe more risk control expertise?

Ed O’Keefe:

We think we have one of the finest compilations of executives. All of our board members have executive experience. We have two of former CEOs of major combined banking organizations (Chad Gifford and Frank Bramble) both of whom have been invaluable through this process. We also have CEOs of other major corporations, and we brought over the three Merrill board directors who have already participated in major meetings of the corporation and have begun to give us the kind of insight that is helpful from their experience. So bottom line is that, we are highly confident we have a board slate that is the right board and brings the right experience for the challenges this organization has going forward.

Robert McCormick:

Thanks. Obviously some of the campaigns are looking for the removal of Mr. Lewis. In fact, in the Wall Street Journal last week there was a report that Mr. Lewis could leave the bank as soon as the current crisis is over and definitely plans to depart within three years. Is there any information that you can share with us regarding his either plans or intentions?

Ed O’Keefe:

I think I said earlier Mr. Lewis is absolutely laser focused on restoring the full sustainability of this combined enterprise, and we have no commentary on his intentions beyond that. I think his hard focus is to deliver the full Merrill Lynch value for the shareholders.

Robert McCormick:

Obviously, as a TARP recipient, you have to put a compensation proposal (which you a talked about). Kind of curiously, there is also a shareholder proposal asking you to take such a step. Did you have discussions with that shareholder to try to get them to withdraw since it has been substantially implemented and why not just support that since you’re doing it anyway?

Alice Herald:

We did speak with the shareholder who submitted the shareholder-oriented, originated “say-on-pay” proposal. It was presented by an individual, not by a pension fund or union as most of the other “say-on-pay” proposals were. Many of them did agree to remove them, but in this case the individual would not agree to remove the shareholder proposal, even though the Bank had proposed what many have stated to be almost the model for the management “say-on-pay” proposal.

Ed O’Keefe:

And I’ll just further comment also that our proposal, if you look at [inaudible], the proposal orders the board to adopt annual non-binding advisory vote on executive compensation as set forth in the summary compensation table in the company disclosure, but not the CD&A. Our proposal includes the CD&A, the compensation tables and any related material, and we believe this is a more accurate measure of our employees’ compensation. And given the management proposal, we think that the [inaudible] proposal is unnecessary and actually creates the possibility of duel and possibly conflicting requirements. They actually look at different things, and we think ours is more comprehensive and more importantly, most importantly, includes the CD&A.

Robert McCormick:

Is this something you would continue to allow shareholders to vote on even once you repay all the TARP money?

Ed O’Keefe:

I don’t think that’s a decision that’s been taken at this time. You know this is obviously an annual process we will go through, and I think it’s an important governance process, but at this time I don’t want to commit the corporation. However, there is clearly a management “say-on-pay” proposal this year and next year we’ll have the dialogue again.

Robert McCormick:

Speaking of repaying the government, there’s been a report that Goldman as well as other banks have either repaid the government or are really accelerating their ability to do so. Has Bank of America taken any steps to repay the government?

Ed O’Keefe:

As we’ve stated publicly, it is our intention to repay TARP money as quickly as appropriate, as has also been publicly reported. There’s also another party to that conversation, which is the government, and so the bottom line is that those dialogues always will continue and that’s something we’ve talked about publicly, but it is our intention to repay back the U.S. government as quickly as possible.

Robert McCormick:

Okay. Well, I want to thank our representatives from Bank of America, and Ed, Kevin and Alice, and also to all of you have joined the call.

Actually, one question just came in from a client and I want to make sure we get to it. Regarding the…sorry, I'm just reading it here…how much your auditor was involved during the Merrill merger.

It looks like under the auditor-related fees, the questioner notes, the company paid PwC for some "due diligence services," and the question was whether any of those services were related to the Merrill merger?

Ed O’Keefe:

To be frank, I don’t really have the answer to that sitting here. Unfortunately, I don’t have the answer to that. PwC has been our long-time auditor and we think provides fine services. But to be frank, I just don’t have the answer to that question.  [Subsequent to the call, Bank of America confirmed that none of the referenced services were related to the Merrill merger.]

Robert McCormick:

Okay. Thanks.

Ed O’Keefe:

Our primary consultant, as I said earlier, was J.C. Flowers, which is one of the leading financial investment banking firms with regard to looking at merger deals.

Robert McCormick:

Okay. Well, I want to thank, like I said, Ed, Kevin and Alice. Really appreciate you coming on and providing your perspective and answering our questions. And thanks to all of you who participated in the call. I just want to make a note that we’ll be hosting a Proxy Talk next Wednesday at 2pm Eastern to discuss the option exchange proposal at Intel Corporation whose meeting is May 20. But before I sign off, if Ed, Kevin or Alice, if you want to provide any closing remarks, we’d be happy to provide you with that opportunity.

Ed O'Keefe:

No, Bob, thank you very much for the opportunity, but we’re happy with the conversation and we appreciate again you giving us this opportunity.

Robert McCormick:

Okay, well, thank you again everyone. For future reference, if you have any questions or sugges-tions please email them to us at proxytalk@glasslewis.com and we’ll be happy to receive those. In the meantime, we look forward to you joining us next Wednesday for another Proxy Talk again discussing Intel’s option exchange program. This does conclude today’s Proxy Talk. Thank you all very much and have a good day.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Bank of America, Merrill Lynch, Countrywide Financial Corporation and the combined company and may include statements for the period following the completion of the Merrill Lynch Merger.

     The forward-looking statements involve certain risks and uncertainties. The ability of either Bank of America or Merrill Lynch to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below:

  those discussed and identified in public filings with the United States Securities and Exchange Commission (“SEC”) made by Bank of America or Merrill Lynch, including without limitation Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2008 and any other subsequent SEC filings;
  the extent and duration of continued economic and market disruptions and governmental regulatory proposals to address these disruptions, including the risk of new and changing regulation and/or regulatory actions in the U.S. and internationally;
  the integration of Merrill Lynch’s business and operations with those of Bank of America may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Merrill Lynch’s or Bank of America’s existing businesses;
  the possibility that the integration process of Merrill Lynch and Bank of America, including changes or perceived changes in our compensation practices, could result in the loss of key employees;
  the anticipated cost savings and other synergies of the Merrill Lynch Merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the Merrill Lynch Merger may be greater than expected; and
  decisions to restructure, divest or eliminate business units or otherwise change the business mix of either Merrill Lynch or Bank of America.

     Since these forward-looking statements are subject to assumptions and uncertainties, actual results will likely differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.

     All subsequent written and oral forward-looking statements concerning the Merrill Lynch Merger or other matters addressed in this document and attributable to Bank of America or Merrill Lynch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Bank of America and Merrill Lynch undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.